EXHIBIT 10.19

FIRST AMENDMENT

TO LEASE

This First Amendment to Lease is made and entered into as of this 12th day of October, 2004, by and between S/I Sammamish II, LLC, a Washington Limited Liability Company (“Landlord”) and OSI Systems, Inc., a California Corporation, successor in interest to Spacelabs Medical, Inc., a Delaware Corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease dated as of June 24, 2002, for certain space in Building B (the “Lease”). The Lease commenced on January 1, 2003. Spacelabs Medical, Inc. assigned its interest as Tenant under the Lease to OSI Systems, Inc. effective as of March 19, 2004.

B. Landlord and Tenant now desire to amend the Lease in part as set forth below, which amendment shall be contingent upon the amendment of Tenant’s Lease in Building A.

Now, for and in consideration of the mutual terms and conditions set forth herein, the parties hereby agree to amend the Lease as follows:

1. Section 1.01(j), Term. This Section is amended and restated as follows:

Commencing upon the Commencement Date (as defined in Section 4.01) and expiring on the Expiration Date determined pursuant to Section 4.01 (subject to extension, if applicable, pursuant to Section 4.3 below).

2. Section 1.01(l), Base Rent. This Section is deleted in its entirety and replaced as follows:

Eleven (11) Year & Eleven and a half (11.5) Months Rent Schedule	Mo. Rate Per RSF	Annual Rate Per RSF	Monthly Total
Months 1- 12	$0.0000	$0.00	$0
Months 13 - 24	$1.4125	$16.95	$151,058
Months 25 - 36	$1.4542	$17.45	$155,514
Months 37 - 48	$1.5000	$18.00	$160,416
Months 49 - 60	$1.5500	$18.60	$165,763
Months 61 - 72	$1.6017	$19.22	$171,289
Months 73 - 84	$1.6550	$19.86	$176,992
Months 85 - 96	$1.7100	$20.52	$182,874
Months 97 - 108	$1.7667	$21.20	$188,934
Months 109 - 120	$1.8250	$21.90	$195,173
Months 120 - 132	$1.8250	$21.90	$195,173
Months 132 - 143.5	$1.8250	$21.90	$195,173

3. Section 2.03, Contraction Option. This Section is deleted in its entirety.

4. Section 4.01, Term. This Section is amended in part by deleting the last sentence of this Section and replacing it with the following:

The Term shall expire on December 14, 2014 (the “Expiration Date”).

5. Section 4.04, Option to Terminate. This Section is deleted in its entirety.

6. Amendment Consideration. In consideration for Landlord’s amendment to this Lease as well as to the Building A Lease, Landlord shall pay Tenant the sum of One Million and no/100 Dollars ($1,000,000.00), which sum shall be paid to Tenant by cash or cash equivalent within five (5) business days after the date of full execution of both Lease Amendments.

6. Except as specifically amended herein, the Lease remains in full force and effect.

In witness whereof, the parties have executed this First Amendment to Lease effective as of the date first above written.

LANDLORD

S/I SAMMAMMISH II, LLC,
A Washington Limited Liability Company

By:
Its:

TENANT

OSI SYSTEMS, INC.,
A California Corporation

By:
Its: